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Exhibit 5.1

[LETTERHEAD OF YOCCA PATCH & YOCCA LLP]

July 9, 2004

DPAC Technologies Corp.
7321 Lincoln Way
Garden Grove, California 92841

RE:
DPAC Technologies Corp., a California corporation (the "Company")
Registration Statement on Form S-3, Commission File No. 333-116758
(as amended, the "Registration Statement")

Ladies and Gentlemen:

        At your request, we have examined the Registration Statement filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, to register up to 4,998,877 shares of authorized and outstanding Common Stock, no par value (the "Common Stock") of the Company. Such shares shall be offered only by or for the Selling Stockholders under the prospectus. Of such shares, 2,484,467 shares are presently issued and outstanding and held by Selling Stockholders, and up to 2,514,410 more shares may be obtained by Selling Stockholders pursuant to exercise of the warrants held by them as more specifically identified in the prospectus (the "Warrants") and incorporated by reference as an exhibit to the Registration Statement. Unless specifically defined herein or the context requires otherwise, capitalized terms used herein shall have the meanings ascribed to them in the Registration Statement.

        In rendering the opinion set forth below, we have examined (a) the Registration Statement and the exhibits thereto; (b) the Company's Articles of Incorporation; (c) the Company's Bylaws; (d) certain records of the Company's corporate proceedings as reflected in its minute books; and (e) such statutes, records and other documents as we have deemed relevant. In such examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as copies and the genuineness of all signatures. We have also assumed the legal capacity of all natural persons and that, with respect to all parties to agreements or instruments relevant hereto other than the Company, such parties had the requisite power and authority to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action and have been executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties.

        Based upon the foregoing and subject to the assumptions and limitations herein, we are of the opinion that:

        1.     The outstanding Common Stock that may be sold by the Selling Stockholders pursuant to the prospectus has been duly authorized and is validly issued, fully paid and nonassessable.

        2.     The authorized and previously unissued Common Stock that may be sold by Selling Stockholders pursuant to the prospectus and that are issuable upon exercise of the Warrants has been duly authorized, and when issued upon payment therefor, as required pursuant to the Warrants, will be validly issued, fully paid and nonassessable.

        Our opinions herein are limited to the effect on the subject transaction of United States federal law and the law of the State of California. We assume no responsibility regarding the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

        We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the caption "Legal Matters" in the prospectus which is a part of the Registration Statement.

                      Very truly yours,

                      YOCCA PATCH & YOCCA, LLP

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  Exhibit 5.1